Contacts:
Manny Hernandez
CFO, VP Finance & Administration
(408) 943-2754

For immediate release

Joseph L. McCarthy
VP Corporate Communications
(408) 943-2902

Cypress Reports Third Quarter 2004 Results

SAN JOSE, Calif., October 14, 2004 – Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2004 third quarter was $219.6 million, down 17% from prior-quarter revenue of $264.3 million and up 1% from year-ago third-quarter revenue of $216.6 million. Pro forma net income for the 2004 third quarter was $34.1 million, resulting in diluted earnings per share of $0.22, compared with prior-quarter diluted earnings per share of $0.23 and year-ago third-quarter diluted earnings per share of $0.08. Included in our 2004 third quarter pro forma net income is $29.9 million of favorable adjustment to income tax liabilities equivalent to $0.18 per share.  Gross margin for the 2004 third quarter was 49%.

Including amortization of intangibles and other acquisition-related, restructuring and special charges and credits, Cypress posted GAAP net income of $4.3 million for the 2004 third quarter, resulting in diluted earnings per share of $0.02, compared with prior-quarter diluted earnings per share of $0.13 and year-ago third-quarter diluted earnings per share of $0.12.

Cypress President and CEO T.J. Rodgers said, “The 2004 third quarter results were disappointing, particularly after six sequential quarters of revenue growth.  We entered the third quarter with a sizable backlog but the usual turns business that we were expecting did not materialize.  What appeared to be a simple, short-term over-inventory situation in the computation and consumer segment has extended to our communications and wireless segments as well.  It is likely that this slow-turns environment will extend into the current quarter.”

MARKET SEGMENTS

Wide Area Networks and Storage Area Networks (WAN/SAN)

Revenue from the WAN/SAN segment, which accounted for 33% of third-quarter revenue, decreased 11% from the prior quarter, compared with our expectation of modest growth. The gross margin for the segment was 52%. We continued to see strong demand for products supporting enterprise systems.  The telecom and storage markets were relatively weak.  We do not see any revenue improvement in this market for the fourth quarter.  Segment highlights for the third quarter include:

          + Cypress sampled its Ayama™ 20000 family of network search engines (NSEs). The new 9-Mbit and 18-Mbit devices interface with the Network Processing Forum-approved LA-1 specification, supporting commercial network processors (NPUs) including Intel’s IXP2400, IXP2800 and IXP2850, and AMCC’s nP3700 devices.  The Ayama 20000 NSE can be combined with Cypress’s ultra-high density Sahasra™ 50000 NSE to create a TCAM and algorithmic solution for large-scale IPV6 applications. Its portfolio also includes the Ayama 10000 NSE, a ternary content addressable memory (TCAM) solution optimized for ASIC applications.

          + Cypress filled out its synchronous SRAM product line, introducing new 4-Mbit, 9-Mbit and 36-Mbit families based on its proprietary, 90-nm RAM9™ process technology.  Cypress had previously sampled 18-Mbit and 72-Mbit synchronous memories at the 90-nm geometry.

Wireless Terminals and Wireless Infrastructure (WIT/WIN)

Revenue from the WIT/WIN segment, which accounted for 36% of third-quarter revenue, declined 15% from the prior quarter, compared with our expectation of reasonable growth in the segment. The WIT/WIN gross margin was 42%.   We had a significant drop in demand for solutions to support 3G basestations, affecting both revenue and margin.  We expect segment revenue to be flat quarter on quarter.  Highlights for the third quarter include:

          + Cypress completed the acquisition of FillFactory NV during the quarter.  FillFactory is a Belgium-based leader in CMOS image sensors. The demand for CMOS image sensors is growing rapidly, driven by a swift expansion of the market for digital still cameras (DSCs) and cell phone cameras.  FillFactory image sensors offer Cypress the opportunity to double its sales into the cell phone market, where it is already a leading supplier of low-power memories. FillFactory sensors are also expected to expand Cypress sales into DSCs, where it currently sells timing products and Programmable System-on-ChipTM (PSoCTM) mixed-signal arrays.  In addition, FillFactory provides a wide array of products for professional photography, medical, industrial, automotive, and space applications.

          + Cypress announced commercial sampling of the LUPA-4000-M, a four megapixel CMOS image sensor targeting professional and industrial machine vision, instrumentation, surveillance, biometric identification and medical imaging applications.  The LUPA-4000-M offers three unique features: a fully synchronous or pipelined snapshot shutter, making it possible to read one image while the next is being captured and to capture moving objects without distortion; a multiple windowing feature that enables the user to read out only regions of interest of the image, increasing the effective frame rate; and a multiple-slope capability that allows the user to capture scenes with a high-contrast ratio without saturating the bright areas while maintaining sufficient contrast in the dark areas.

          + Cypress expanded its FLEx72™ family of high-bandwidth dual-port RAMs, sampling 4-Mbit (CYD09S72V) and 9-Mbit (CYD04S72V) products targeting high-performance wireless basestations, along with storage and communications networks. The devices round out a 72-bit-wide multiport memory portfolio that includes the 18-Mbit FLEx72 device currently in production.

Computation and Consumer

Revenue from the computation and consumer segment, which accounted for 26% of third-quarter revenue, declined 28% from the prior quarter, compared with our expectation of flat revenue. The gross margin for the segment was 49%.  The decline in third-quarter revenue was largely from consumer applications and was exacerbated by our dominant position in the USB market, which is currently going through an inventory correction.  We do not anticipate a significant revenue improvement for the segment in the fourth quarter. Segment highlights for the third quarter include:

          + Cypress added 41 new design wins for its WirelessUSB™ technology in the third quarter, closing the quarter with 88 design wins.  WirelessUSB is now designed into devices from the top PC mouse manufacturers and a variety of other point-to-point wire-replacement products worldwide, and is being second-sourced by Atmel Corp., demonstrating growing market acceptance of the technology.  WirelessUSB is the industry’s most affordable 2.4-GHz radio system on a chip.  Priced under $2 in volume, it is cheaper and provides more robust transmission than Bluetooth®, ZigBee™ and proprietary 27-MHz solutions.

          + Belkin became the first major retail PC peripheral maker to announce that it has designed Cypress’s WirelessUSB technology into a line of home theater products that will begin shipping in November.  The design gives WirelessUSB technology a solid foothold in the media center space, which has been largely dominated by 27 MHz and IR solutions.  Belkin said it selected WirelessUSB because of the standard’s superior range, battery life, and performance vs. competing solutions.

          + Cypress introduced a WirelessUSB keyboard/mouse reference design kit in conjunction with Agilent Technologies, the industry leader in optical mouse sensors. The kit combines Cypress’s WirelessUSB LS™ radio system-on-a-chip and enCoRe™ (Enhanced Component Reduction) USB low-speed controller with Agilent’s ADNS-2030 3.3V low-power optical mouse sensor to implement a USB-certified, production-quality, 2.4 GHz wireless keyboard, mouse and dongle system.

          + In wired USB, Cypress announced sampling and USB-IF certification of its EZ-USB FX2LP™ (CY7C68013A) low-power, programmable USB 2.0 controller.  EZ-USB FX2LP is the industry’s smallest, most power-efficient, high-speed USB 2.0 controller.  It takes advantage of Cypress’s new 0.13-micron C8™ process architecture to slash power consumption by nearly 50% vs. leading competitors.  USB peripherals using the EZ-USB FX2LP controller—including mass-storage devices and personal media players—can be powered by the USB bus, rather than a wall plug.

          + Cypress also announced a new USB 2.0-based solution to support Microsoft’s soon-to-be-released Media Transfer Protocol (MTP), a new format that will enable the secure transfer of digital content—including music, video and photos, between PCs and portable media players such as next-generation MP3 players and Microsoft’s Windows Mobile-based Portable Media Centers.  Cypress’s MTP solution combines the high performance of Cypress’s EZ-USB FX2™ (CY7C68013) controller, its new WinCE™ driver for MTP and an Intel® PXA255 microprocessor-based reference design.  The combination is expected to accelerate development of leading-edge media players and is due out in the second half of this year.

          + Cypress sampled a USB Host Mass-Storage Reference Design Kit (RDK) for use with its EZ-Host™ family of USB embedded host controllers.  The kit enables design engineers—even those with little knowledge of USB or mass-storage class drivers—to easily develop products that support USB storage devices. The kit supports several types of USB mass-storage class peripherals including USB hard drives, NAND flash drives, MP3 players and digital still cameras (DSCs). Key target applications include set-top boxes, portable media players, MP3 players, data banks and other products that exchange data with these storage devices.

          + Cypress’s programmable clock family continued to gain market acceptance, achieving more than 30 design wins during the quarter. The company’s programmable clocks feature up to four phase-locked loops (PLLs), increasing the number of frequencies that customers can design into a single device. These clocks target a wide range of applications, including digital TVs, set top boxes, DVD-R drives and printers. Cypress’s patented programmable devices are the only single-chip solutions that offer system designers the flexibility and the capability to create instant prototypes.

          + Cypress was awarded a significant multichip timing system design win by one of the world’s leading Japanese manufacturers of digital flat panel television sets. The win includes a Cypress’s frequency timing generator and one of its PREMIS™ (Peak-Reducing EMI Solutions) chips, designed to modulate frequency spikes and reduce electromagnetic interference (EMI).

          + Cypress also sampled its CY28RS400 and CY28RS480 clocks targeting the desktop and mobile PC markets.  These devices support ATI RS400 and ATIRS480 chipsets used in Pentium® 4 and AMD-K8 clocking architectures, respectively, and generate all the necessary clocks for the CPU, along with PCI Express, legacy PCI and USB.

          + Cypress also announced its HOTLink-On-Demand™ family of physical-layer (PHY) devices, the largest and most flexible portfolio of Society of Motion Pictures and Television Engineers (SMPTE) standards-compliant PHYs on the market.

Cypress Subsidiaries

Revenue from Cypress subsidiaries, which accounted for 5% of third-quarter revenue, increased 6% from the prior quarter, in line with our expectation.  The gross margin for the segment was 69%. We expect subsidiary revenues to continue to improve in the fourth quarter. Segment highlights for the third quarter include:

          + Cypress MicroSystems announced production of a new family of PSoC mixed-signal arrays that extend the reach of this popular architecture to larger and more complex embedded-control functions in consumer, industrial, office automation, telecom and automotive applications.  The CY8C29xxx family of devices features 12 configurable analog and 16 configurable digital blocks, doubling the number of digital resources available for on-chip integration, and providing the capability to integrate more timers, counters and pulse-width modulators (PWMs).

          + SunPower shipped its first production lot of photovoltaic (PV) modules to SunTechnics, Europe’s leading installer of photovoltaic systems.  Earlier this year, SunPower reached a distribution agreement with SunTechnics covering more than 50% of SunPower’s planned production through the end of 2005.  Hamburg-based SunTechnics has a network of more than 120 partners in six countries.

          + SunPower’s modules passed UL and IEC product qualification testing.  Qualification to these standards validates product design and construction quality, and caries considerable importance for many customers, enhancing SunPower’s competitive position in the rapidly growing $2.5 billion module market.

Other Cypress Developments

          + Cypress opened its Fab1 facility to additional customers as the Silicon Valley Technology Center (SVTC), a 16,000-square foot cleanroom facility that offers them the opportunity to cost-effectively develop and characterize their silicon-based technologies and accelerate time-to-revenue. Clients include Matrix Semiconductor, Mosel Vitelic, Novellus, Silecs and others. SVTC provides its customers an alternative strategy for taking a product from proof-of-concept to manufacturing, combining access to state-of-the-art equipment, a broad process module library, and 21 years of established R&D infrastructure. Customers can leverage SVTC’s process and materials expertise to develop novel silicon technology for integrated circuits, microelectromechanical systems (MEMS) and other emerging nanotechnology applications.

          + Cypress opened an Asian operations center in Hong Kong to support local customers and augment its sales force.  The Asian center will create products tailored for local markets—including China, Taiwan and Korea—leveraging Cypress’s expertise in low-power technology for mobile devices and targeting applications including wireless infrastructure, networking, set-top boxes and personal computers. Cypress’s Asian business has more than doubled in the last three years and now represents 40% of revenue, driven by the sales of USB controllers, memories and clocks. The new unit is headed by Paul Novell, a former managing director of the USB business unit and a 10-year Cypress veteran. Novell has been named Managing Director of Asian Operations.

          + Cypress introduced a reference book on managing soft error rate (SER) in SRAM designs.  The book, “SER—History, Trends, and Challenges: A Guide for Designing with Memory ICs,” includes an historical perspective on SER causes and effects and offers methods for measuring SER in various electronic systems, including data from nuclear accelerators. The book also describes techniques to improve SER immunity, including process and design advances to counter the effect of cosmic neutron radiation—a new problem encountered as Moore’s Law makes memory cells even smaller.

Conclusion

Rodgers concluded, “The fourth quarter will remain slow as the inventory comes in line with end-market demand, but looking into 2005, as the revenue of our subsidiary companies—particularly SunPower—accelerates, we believe that we will grow faster than the industry.”

About Cypress

Cypress Semiconductor Corp. (NYSE: CY) is Connecting from Last Mile to First Mile™ with high-performance solutions for personal, network access, enterprise, metro switch and core communications-system applications. Cypress Connects™ using wireless, wireline, digital and optical transmission standards, including USB, Fibre Channel, SONET/SDH, Gigabit Ethernet and DWDM. Leveraging its process and system-level expertise, Cypress makes industry-leading physical layer devices, framers and network search engines, along with a broad portfolio of high-bandwidth memories, timing technology solutions and reconfigurable mixed-signal arrays. More information about Cypress is accessible online at www.cypress.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts and that refer to Cypress’s plans and expectations for the fourth quarter of 2004 and the future are forward-looking statements about the prospects for Cypress as well as the semiconductor industry more generally, which are based on our current expectations as of the date of the release and could be affected by uncertainties and risk factors, including but not limited to those described in our filings with the Securities and Exchange Commission. Our actual results may differ materially. We assume no responsibility to update any such forward-looking statements. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify forward-looking statements that include statements related to: prices, growth, supply, shipments, new products, profit and revenue.

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation.

RAM9, MicroPower, WirelessUSB, enCoRe, HOTLink II, HOTLink-On-Demand, MoBL, Ayama, EZ-Host, EZ-USB FX2LP, “Connecting from Last Mile to First Mile” and “Cypress Connects” are trademarks of Cypress Semiconductor Corporation.

ZigBee is a trademark of the ZigBee Alliance.

PCI Express and PCI are trademarks of PCI-SIG.

Programmable System-on-Chip and PSoC are trademarks of Cypress MicroSystems, Inc.

Bluetooth is a registered trademark of the Bluetooth Special Interest Group.

Intel and Pentium are registered trademarks of Intel Corporation.

WinCE is a trademark of Intel Corporation.

All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

(Unaudited)

	Sep 26, 2004	Dec 28, 2003

ASSETS
Cash, cash equivalents, and investments *	$391,574	$379,868
Accounts receivable, net	125,088	113,568
Inventories	93,116	72,085
Property and equipment, net	435,898	442,887
Goodwill and other intangible assets	436,247	375,483
Other assets	153,286	183,606

Total assets	$1,635,209	$1,567,497

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$174,861	$155,693
Deferred income	23,499	20,104
Convertible subordinated notes	600,000	668,652
Income tax liabilities	75,478	103,930
Other liabilities	97,050	49,930

Total liabilities	970,888	998,309
Stockholders’ equity **	664,321	569,188

Total liabilities and stockholders’ equity	$1,635,209	$1,567,497

*	Cash, cash equivalents, and investments includes restricted amounts totaling $63.4 million and $62.8 million as of September 26, 2004 and December 28, 2003, respectively.
**	Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 125,554 and 120,483 outstanding as of September 26, 2004 and December 28, 2003, respectively.

CYPRESS SEMICONDUCTOR CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	THREE MONTHS ENDED (Unaudited)			NINE MONTHS ENDED (Unaudited)

	Sep 26 2004	Sep 28 2003	Jun 27 2004	Sep 26 2004	Sep 28 2003

Revenues	$219,595	$216,642	$264,269	$738,257	$600,725
Costs of revenues	112,372	111,444	124,804	360,536	319,966

Gross margin	107,223	105,198	139,465	377,721	280,759
Operating expenses:
Research and development	62,583	61,175	63,918	186,892	180,037
Selling, general and administrative	37,240	33,007	36,818	110,506	95,430

Total operating costs	99,823	94,182	100,736	297,398	275,467

Operating income	7,400	11,016	38,729	80,323	5,292
Net interest income (expense) and other	(1,126)	334	(918)	(3,214)	(2,969)

Income before income tax	6,274	11,350	37,811	77,109	2,323
Income tax (provision) benefit	27,791	(299)	(1,891)	24,249	(299)

Net income	$34,065	$11,051	$35,920	$101,358	$2,024

Basic net income per share	$0.27	$0.09	$0.29	$0.82	$0.02
Diluted net income per share	$0.22	$0.08	$0.23	$0.64	$0.01
Shares used in calculation:
Basic	125,172	118,116	123,366	123,652	122,021
Diluted	164,064	163,175	167,467	167,788	141,161
Reconciliation of our GAAP Net Income (Loss) to our Pro Forma Net Income:
GAAP Net Income (Loss)	$4,336	$17,267	$21,980	$52,796	$(28,494)
Adjustments:
Cost of revenues (acquisition and stock compensation expenses)	29	55	51	80	554
Restructuring costs	(326)	(5,523)	—	(407)	(2,348)
Amortization of intangibles	9,739	9,444	9,607	29,537	28,274
In process research and development charge	15,600	—	—	15,600	—
Operating expenses (acquisition, stock compensation and damages claim)	2,180	985	4,884	9,831	11,013
Employee loan reserve	—	—	—	(7,752)	241
(Gain) loss on retirement of bonds	—	6,278	—	—	7,524
Impairments, asset write-downs and other	1,344	(17,876)	(239)	683	(16,863)
Tax effects on pro forma adjustments	1,163	421	(363)	990	2,123

Pro Forma Net Income	$34,065	$11,051	$35,920	$101,358	$2,024

To supplement the consolidated financial results prepared under generally accepted accounting principles (“GAAP”), Cypress uses a non-GAAP conforming, or pro forma , measure of net income that is GAAP net income  (loss) adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of Cypress’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. Cypress computes pro forma net income  by adjusting GAAP net income (loss) with the impact of acquisition-related charges (intangible asset amortization, deferred stock compensation and charges related to milestone achievements), restructuring charges, and other non-recurring charges and gains. Cypress provides pro forma results as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

CYPRESS SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	THREE MONTHS ENDED (Unaudited)			NINE MONTHS ENDED (Unaudited)

	Sep 26 2004	Sep 28 2003	Jun 27 2004	Sep 26 2004	Sep 28 2003

Revenues	$219,595	$216,642	$264,269	$738,257	$600,725
Costs of revenues	112,401	111,499	124,855	360,616	320,520
Cost of revenues	112,372	111,444	124,804	360,536	319,966
Acquistion and stock compensation expenses	29	55	51	80	554

Gross margin	107,194	105,143	139,414	377,641	280,205
Operating expenses:
Research and development	62,583	61,175	63,918	186,892	180,037
Selling, general and administrative	37,240	33,007	36,818	110,506	95,430
Restructuring costs	(326)	(5,523)	—	(407)	(2,348)
Amortization of intangibles	9,739	9,444	9,607	29,537	28,274
In process research and development charge	15,600	—	—	15,600	—
Acquisition and stock compensation expenses	2,180	985	2,884	7,831	11,013
Employee loan reserve	—	—	—	(7,752)	241
Damages claim settlement	—	—	2,000	2,000	—

Total operating costs	127,016	99,088	115,227	344,207	312,647

Operating income (loss)	(19,822)	6,055	24,187	33,434	(32,442)
Net interest income (expense) and other	(2,470)	11,932	(679)	(3,897)	6,370
Gain (loss) on retirement of bonds	—	(6,278)	—	—	(7,524)
Impairments, asset write-downs and other	(1,344)	17,876	239	(683)	16,863
Net interest income (expense) and other	(1,126)	334	(918)	(3,214)	(2,969)

Income (loss) before income tax	(22,292)	17,987	23,508	29,537	(26,072)
Income tax (provision) benefit	26,628	(720)	(1,528)	23,259	(2,422)

Net income (loss)	$4,336	$17,267	$21,980	$52,796	$(28,494)

Basic net income (loss) per share	$0.03	$0.15	$0.18	$0.43	$(0.23)
Diluted net income (loss) per share	$0.02	$0.12	$0.13	$0.33	$(0.23)
Shares used in calculation:
Basic	125,172	118,116	123,366	123,652	122,021
Diluted	130,961	163,175	167,467	167,788	122,021

Prepared in accordance with GAAP

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